Corporate Communications Department
Phone: (312) 606-4124
Investor Communications Department
Phone: (312) 606-4125
PR USG #95-28

Release as US1 and IRW

USG SHARES DISTRIBUTED TO WATER STREET INVESTORS;
GOLDMAN SACHS DIRECTORS RESIGN


Chicago, Ill., May 24, 1995 -- USG Corporation today announced that its largest shareholder, Water Street Corporate Recovery Fund I, L.P., owner of approximately 21% of the USG common stock, has distributed its common stock holdings of 9,418,231 shares to its approximately 75 limited partners and its general partner, Goldman, Sachs & Co. As a consequence, Water Street and USG have terminated an agreement dated February 25, 1993, governing their relationship which was part of USG's prepackaged bankruptcy plan of reorganization in May 1993. In addition, on May 23, 1995, two Goldman Sachs partners, Barry L. Zubrow and Wade Fetzer III, have resigned as directors of USG, and Goldman Sachs has waived any future right to designate directors of USG and obtain non-public data or information from USG.

USG stated that the actions relating to Water Street's distribution of these shares and the actions involving its relationship with Water Street and Goldman Sachs were mutually agreed upon, and USG believes the distribution of shares and termination of the agreement will be beneficial to the long term interests of the corporation and its shareholders. Eugene B. Connolly, chairman and chief executive officer of USG, commented: "We are pleased with this development as it reconfirms the important progress we have made toward full financial recovery, and we are grateful for the support we have received from our largest shareholder since they joined us in May 1993."

Water Street acquired the USG shares in exchange for its holdings of USG subordinated debt which it acquired during 1990-1991. The exchange was part of USG's plan of reorganization made effective in May 1993.